AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT is made and entered into as of the 8th day of March, 2007 ("Agreement") by and among Air Brook Airport Express, Inc., a Delaware corporation (the “Corporation”), A.B. Park & Fly, Inc., a New Jersey corporation (“Park & Fly”), Air Brook Limousine, Inc., a New Jersey corporation (“ABL”) and Airbrook Realty, Inc., a New Jersey corporation (“Realty”). The Corporation, Park & Fly, ABL and Realty shall sometimes hereinafter be collectively called the “Participants”.
WHEREAS, the Corporation owns all of the issued and outstanding shares of Park & Fly; and
WHEREAS, ABL owns all of the issued and outstanding shares of Realty; and
WHEREAS, ABL has notified the Corporation and Park & Fly that each of the agreements dated February 4, 1991 and May 1, 1993 between ABL and Park & Fly (and its predecessor) will be terminated pursuant to Section 5 of each of said agreements, copies of which said agreements are annexed hereto as Schedule A, and incorporated by reference herein; and
WHEREAS, pursuant to a settlement among the Participants herein, each and all of the Participants is willing to cause Park & Fly to be merged with and into Realty pursuant to a Plan of Merger, wherein the separate existence of Park & Fly shall cease and be merged with and into Realty as the surviving corporation, in exchange for which ABL is willing to deliver 150,000 shares of Common Stock of the Corporation, which it owns, for cancellation; and
WHEREAS, the Participants herein intend that the transaction will qualify as a reorganization under Section 368 (a), et. al. of the Internal Revenue Code of 1986, as amended (the “Code”), in which case no gain or loss generally would be recognized by any of the Participants upon consummation of the transaction.
NOW, THEREFORE, it is agreed, as follows:
Section 1. Transfer of Shares of Park & Fly: The Corporation agrees that, at the Closing, it shall transfer and deliver to Realty for the Consideration hereinafter provided 1,000 shares of the issued and outstanding shares of Park & Fly, representing all of the issued and outstanding shares of Park & Fly, free and clear of any and all liens, mortgages, pledges, claims or encumbrances.

Section 2. Consideration: ABL hereby agrees to deliver to the Corporation, at the Closing, a total of 150,000 shares (the “Shares”) of the Corporation’s Common Stock which it owns of record and beneficially, free and clear of any and all liens, mortgages, pledges, claims or encumbrances, and the Corporation hereby agrees that upon receipt of said Shares, it shall cause the said Shares represented by the share certificates to be cancelled in reduction of the number of issued and outstanding shares of the Corporation.
Section 3. The Closing:
A. The Closing hereof shall be consummated at a closing (the "Closing") to be held at the offices the Corporation commencing at 4:00 o’clock, P.M., local time, on March 8, 2007 (the "Closing Date"), or at such other time, place and date as the parties hereto shall mutually agree upon.
B. At the Closing, the following shall occur:
1. The Participants shall execute and deliver the Plan of Merger together with the Certificate of Merger (the “Merger Documents”) to be duly filed in the office of the Department of the Treasury in the State of New Jersey and all other ancillary documents or instruments necessary to consummate the transactions contemplated herein...
2. The Corporation shall deliver the Park & Fly share certificate(s) for 1,000 shares of Park & Fly, constituting all of the issued and outstanding shares of Park & Fly, for cancellation.
3. ABL shall deliver share certificates representing an aggregate of 150,000 shares of the Common Stock of the Corporation, free and clear of any and all encumbrances, options or warrants or other claims, duly endorsed in blank, or accompanied by duly executed stock powers.
4. The Corporation shall deliver a true and correct copy of the minutes of a Meeting of Shareholders authorizing the appropriate officers of the Corporation to execute and deliver the Merger documents.

Section 4. Representations and Warranties of the Corporation:
A. The Corporation was duly organized under the laws of the State of Delaware, is validly existing and in good standing and is duly qualified to business in each jurisdiction in which it is engaged in business. The Corporation owns all of the issued and outstanding shares of Park & Fly, its only subsidiary.
B. The Shareholders of the Corporation that own of record and beneficially more than a majority of the issued and outstanding shares of the Corporation are Donald M. Petroski (“Donald”), Jeffrey M. Petroski, his son, (“Jeffrey”) and ABL, each of whom have been shareholders of the Corporation for more than the past five (5) years. Donald, Jeffrey and ABL have duly authorized the Directors and appropriate officers of the Corporation to execute and deliver all agreements, documents and instruments necessary to consummate the transaction contemplated hereby.
C. The Corporation, as owner of all of the issued and outstanding shares of Park & Fly has the full power and authority to enter into, execute and deliver the Plan of Merger and the Certificate of Merger and any and all other documents and instruments necessary to consummate the Merger.
D. Except for certain intangible rights, Park & Fly has no other significant assets or liabilities.
Section 5. Representations and Warranties of ABL:
A. ABL was duly organized under the laws of the State of New Jersey, is validly existing and in good standing and is duly qualified to business in each jurisdiction in which it is engaged in business. ABL owns all of the issued and outstanding shares of Realty.
B. The Sole Shareholders of ABL are Donald M. Petroski and Jeffrey M. Petroski, his son, each of whom has been a shareholder of ABL for more than the past five (5) years.
C. The Board of Directors of Realty has the full power and authority to cause the appropriate officers of Realty to enter into, execute and deliver the Plan of Merger and the Certificate of Merger and any and all other documents and instruments necessary to consummate the Merger, all of which have been approved by the Board of Directors of ABL.

D. Realty is a recently organized wholly owned subsidiary of ABL and has no significant assets or liabilities.
Section 6. Representations and Warranties of Realty:
A. Realty was duly organized under the laws of the State of New Jersey, is validly existing and in good standing and is duly qualified to business in each jurisdiction in which it is engaged in business. Realty has no subsidiaries. Upon its organization, the Sole Shareholder of the Realty is ABL.
B. Realty has the full and requisite power and authority to take all of the actions described and set forth in this Agreement. Realty shall have designated the appropriate officers to duly sign and execute and deliver the Merger Documents together with any and all documents and instruments for and on behalf of Realty necessary to consummate the transactions contemplated hereby.
C. On the Closing Date, Park & Fly shall be merged with and into Realty, the Certificate of Incorporation of Park & Fly shall be cancelled and the corporate existence of Park & Fly shall cease.
Section 7. The Plan of Reorganization:
This Agreement and Plan of Reorganization was duly adopted by a majority in interest of the shareholders of the Corporation and by the Boards of Directors of each of ABL and Realty. .
Section 8. Miscellaneous:
A. The Participants each agree that, from time to time hereafter, and upon request, each of them will execute, acknowledge and deliver such other instruments as may be reasonably required to more effectively carry out the terms and conditions of this Agreement.
B.  This Agreement shall be binding upon and inure to the benefit of the Participants.
C. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

D. All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered or mailed, certified mail, first class, postage prepaid, to the Participants at 115 West Passaic Street, Rochelle Park, New Jersey 07662.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Air Brook Airport Express, Inc.

By:	/S/ Donald M. Petroski .
Donald M. Petroski, President

Air Brook Limousine, Inc.

By:	/S/ Donald M. Petroski .
Donald M. Petroski, President

Airbrook Realty, Inc.
By:	/S/ Donald M. Petroski .
Donald M. Petroski, President